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                                                                     EXHIBIT 4.2


                                  PAINEWEBBER
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                             STOCK OPTION AGREEMENT
                                   under the
                             1994 STOCK AWARD PLAN
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         PAINEWEBBER STOCK OPTION AGREEMENT (the "Agreement"), effective as of
_______________________ (the "Effective Date"), between Paine Webber Group Inc. ("PaineWebber") and the individual whose signature appears below (the "Participant").

         The Compensation Committee of the Board of Directors of PaineWebber (the "Committee") has awarded to the Participant the option to purchase the number of shares of Stock set forth below (the "Option") under the PaineWebber 1994 Executive Stock Award Plan (the "Plan"), subject to the terms and conditions of the Plan and this Agreement (including the Stock Option Terms and Conditions attached hereto).

         The Option awarded hereby is a non-qualified stock option and not an "incentive stock option" as defined in Section 422 of the Code. The Option will first become exercisable at the time or times specified in Section 3 of the attached Stock Option Terms and Conditions, and will be subject to expiration, including early expiration (i.e., forfeiture) in the event of the termination of the Participant's employment in certain circumstances, as specified in Section 2(a) hereof.


1.       PARTICIPANT:

         Name
                 --------------------------------------------------------------

         Address
                 --------------------------------------------------------------

         Social Security Number
                                  ---------------------------------------------

2.       CERTAIN OPTION TERMS:

         Total Number of Shares Purchasable Upon Exercise
                                                            -------------------

         Exercise Price Per Share
                                  ------------------------------

         Date of Grant
                          ----------------------------------

                                    * * * *




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         IN WITNESS WHEREOF, PaineWebber and the Participant have duly executed this Agreement, as of the Effective Date stated above.


PAINE WEBBER GROUP INC.                 PARTICIPANT
By                                      By
   ---------------------------------       ------------------------------------
Name                                    Name
     -------------------------------        -----------------------------------
Title
      -----------------------------------------------

Enclosures:      Stock Option Terms and Conditions for 1994 Stock Award Plan
                 1994 Stock Award Plan Document
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                       STOCK OPTION TERMS AND CONDITIONS
                      of Stock Option Agreement under the
                             1994 Stock Award Plan
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         1.      Acceptance of Option; Incorporation of Plan Provisions.  The
Participant hereby accepts the Option subject to the terms and conditions set forth in this Agreement and consents to and agrees to comply with such terms and conditions. All of the terms and conditions of the Plan are hereby incorporated by reference in this Agreement as though fully set forth herein. Terms defined in the Plan but not in this Agreement shall have the meanings set forth in the Plan. To the extent of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall govern. Participant acknowledges receipt of a copy of the Plan. This Option is granted for no consideration other than the services of Participant and Participant's agreements set forth herein.

         2.      Expiration of Option.

         (a)     The Option will expire at the earliest of the following:

         (i) Ten years after the Date of Grant (i.e., the close of business on the day before the tenth anniversary of the Date of Grant);

         (ii)    One year after the Participant's death;

         (iii) One year after the Participant's "Disability" (as defined in the PaineWebber tax qualified defined benefit pension plan applicable to the Participant) resulting in a termination of Participant's employment by PaineWebber;

         (iv) One year after the Participant's voluntary retirement from employment by PaineWebber ("Retirement") on or after his or her "Normal Retirement Date" (as defined in such pension plan);

         (v) One year after the Participant's early retirement with the consent of the Committee from employment by PaineWebber ("Retirement);

         (vi) Immediately upon the termination of Participant's employment by PaineWebber for "Cause" (as hereinafter defined); and

         (vii) Three months after the Participant's termination of employment by PaineWebber for reasons other than death, Disability, or Retirement.

         (b)     For purposes of this Agreement, the term "Cause" shall mean
(i) the willful and continued failure by Participant to perform substantially his or her duties with PaineWebber (other than such failure resulting from the Participant's incapacity due to physical or mental illness) or (ii) the engaging by Participant in illegal conduct, including but not limited to the violation, in the sole opinion of the Committee, of any state or federal securities, commodities, or insurance statute or regulation, or (iii) the engaging by Participant in conduct in violation, in the


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sole opinion of the Committee, of any provision of the constitution, by-laws, or rules or regulations of any securities or commodities or insurance exchange or association of which PaineWebber is now or may later become a member or in violation of the Code of Conduct or published policies of PaineWebber, or (iv) the willful engaging by Participant in any act of serious dishonesty which adversely affects, or in the sole opinion of the Committee, could in the future adversely affect, the value, reliability or performance of the Participant to PaineWebber (including any misrepresentations by Participant to PaineWebber of prior production levels or any prior or existing customer complaint, or regulatory, administrative, civil or criminal matter affecting Participant's employment). For purposes of this definition, no act, or failure to act, on the part of the Participant shall be considered "willful" unless done, or omitted to be done, by the Participant in bad faith and without reasonable belief that his or her action or omission was in, or not opposed to, the best interest of PaineWebber.

         3.      Times at Which Option May be Exercised.

         (a) Participant may only exercise the Option to purchase Stock at such times and to the extent that the Option has become exercisable. Except as provided in this Section 3(a) and Section 3(b) hereof, the Option may not be exercised to purchase any Stock until the date one year after the "Date of Grant" appearing in this Agreement (the "Date of Grant"). On each of the first, second, and third anniversaries of the Date of Grant, the Option will become cumulatively exercisable for one-third of the total number of shares of Stock (rounded to the nearest whole share), subject to accelerated exercisability as provided in this Section 3(a) and Section 3(b) hereof. The foregoing notwithstanding, the Option will become immediately exercisable in the event of a "Change in Control" as hereinafter defined.

         (b) The provisions of Section 3(a) notwithstanding, in the event of the death, Disability, or Retirement of the Participant, the Option may be exercised immediately in full. In the event of termination of the Participant's employment by PaineWebber or its subsidiaries for any other reason, the Option may be exercised prior to its expiration only to the extent that the Option was exercisable on the date of such termination.

         (c) "Change in Control" shall mean the occurrence of any of the following events:

         (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than PaineWebber, a subsidiary, any trustee or other fiduciary holding securities under an employee benefit plan of PaineWebber or a subsidiary, or any corporation owned, directly or indirectly, by the stockholders of PaineWebber in substantially the same proportions as their contemporaneous ownership of voting securities of PaineWebber, is or becomes a "20% Beneficial Owner." For purposes of this provision, a "20% Beneficial Owner" shall mean a person who is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of PaineWebber representing 20% or more of the combined voting power of PaineWebber's then-outstanding voting securities; provided that (A) the term "20% Beneficial Owner" shall not include any Beneficial Owner who has crossed such 20% percent threshold solely as a result of an acquisition of securities directly from PaineWebber, or solely as a result of an acquisition by PaineWebber of PaineWebber securities, until such time thereafter as such person acquires additional voting securities other than directly from PaineWebber and, after giving effect to such acquisition, such person would constitute a 20% Beneficial Owner;





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         and (B) with respect to any person who is and remains eligible to file a Schedule 13G pursuant to Rule 13d-1(b)(1) under the Exchange Act with respect to PaineWebber securities, there shall be excluded from the number of securities deemed to be beneficially owned by such person for purposes of determining whether such person is a 20% Beneficial Owner a number of securities representing 10% of the combined voting power of PaineWebber's then-outstanding voting securities;

         (ii) During any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of PaineWebber, together with any new director (other than a director designated by a person who has entered into an agreement with PaineWebber to effect a transaction described in paragraph (i), (iii), or (iv) hereof) whose election by the Board or nomination for election by PaineWebber's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (the "Continuing Directors"), cease for any reason to constitute at least a majority thereof;

         (iii) The stockholders of PaineWebber approve a merger, consolidation, recapitalization, or reorganization of PaineWebber, or a reverse stock split of any class of voting securities of PaineWebber, or the consummation of any such transaction if stockholder approval is not obtained, other than any such transaction which would result in at least 80% of the total voting power represented by the voting securities of PaineWebber or the surviving entity outstanding immediately after such transaction being beneficially owned by persons who together beneficially owned at least 80% of the combined voting power of the voting securities of PaineWebber outstanding immediately prior to such transaction, with the relative voting power of each such continuing holder compared to the voting power of each other continuing holder not substantially altered as a result of the transaction; provided that, for purposes of this paragraph (iii), such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such 80% threshold (or to substantially preserve such relative voting power) is due solely to the acquisition of voting securities by an employee benefit plan of PaineWebber or its subsidiaries, such surviving entity, or of any subsidiary of PaineWebber or such surviving entity;

         (iv) The stockholders of PaineWebber approve a plan of complete liquidation of PaineWebber or an agreement for the sale or disposition by PaineWebber of all or substantially all of PaineWebber's assets (or any transaction having a similar effect); or

         (v) Any other event which the Board of Directors (or the Committee, if and to the extent that the Committee must exercise sole discretion over the matter in order to comply with applicable requirements of Rule 16b-3 under the Exchange Act), determines shall constitute a Change in Control for purposes of this Agreement;

provided that a Change in Control shall not be deemed to have occurred under this Agreement if, prior to the occurrence of a specified event that would otherwise constitute a Change in Control





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under paragraphs (i) through (iv) hereof, the Continuing Directors of
PaineWebber then in office, by a majority vote thereof, determine that the occurrence of such specified event shall not be deemed to be a Change in Control hereunder or shall not be deemed to be a Change in Control with respect to a particular Participant under this Agreement if the Change in Control results from actions or events in which such Participant is a participant in a capacity other than solely as an officer, employee or director of PaineWebber or its subsidiaries.

         4. Nontransferability. Neither the Option or other right of the Participant relating thereto shall be pledged, encumbered, or hypothecated to or in favor or subject to any lien, obligation, or liability of such Participant to any party other than PaineWebber or a subsidiary, or assigned. Unless otherwise determined by the Committee in accordance with Section 8(b) of the Plan, the Option or other right of the Participant relating thereto shall not be transferred by the Participant otherwise than by will or the laws of descent and distribution, and such Option and right shall be exercisable during the lifetime of the Participant only by the Participant or his or her guardian or legal representative. The Participant shall be entitled to designate a beneficiary(ies) who may exercise the Option or other right upon the death of the Participant.

         5.      Manner of Exercise of Option.

         (a) In order to exercise all or any part of the Option, the Participant must give written notice to PaineWebber, signed by the Participant. That notice should be sent or delivered to:

         Paine Webber Group Inc.
         1285 Avenue of the Americas
         New York, NY 10019

         Attention: Executive Vice President, Administration

The notice should refer to this Option (including the Date of Grant), and the notice should include the following information:

         (i) The number of shares of Stock for which the Option is being exercised;

         (ii) The name or names of the persons in whose names the certificate(s) for the shares of Stock issuable upon exercise should be registered; and

         (iii) The address to which such certificate(s) should be sent or delivered.

         In addition to such notice, the Participant must include a check payable to "Paine Webber Group Inc." for the total exercise price of the number of shares to be purchased upon exercise of the Option, unless an approved alternative payment method is then permitted under the Plan. An approved alternative payment method will be for the Participant to pay all or a part of such exercise price by delivering and transferring to PaineWebber that number of shares of Stock previously acquired by the Participant (and owned for the period of six months before the date of exercise) with an aggregate Fair Market Value (determined in accordance with the Plan) equal to the aggregate exercise price of that number of shares of Stock for which the Option is being exercised or such lesser portion of the aggregate purchase price as may be specified by the Participant.





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         Upon satisfaction of all applicable requirements for the exercise of the Option (including those under Section 6 relating to taxes), a certificate or certificates for the number of shares of Stock purchased will be issued in the denominations and registered in the names of the persons set forth by the Participant on the notice, and such certificate(s) will be delivered to the Participant or as directed by the Participant.

         (b) Unless otherwise determined by the Committee, upon exercise in which the exercise price is paid by delivering and transferring to PaineWebber previously acquired Stock, the Participant may defer receipt of Stock pursuant to a valid election filed under the Deferred Compensation Plan and otherwise in accordance with such rules as the Committee may from time to time approve.

         6. Taxes. Upon the exercise of the Option, PaineWebber shall be entitled to require as a condition of delivery of Stock that the Participant remit or, in appropriate cases (including cases in which taxation of the Participant is deferred), agree to remit when due an amount sufficient to satisfy all federal, state and local withholding and employment tax requirements relating to such exercise. Subject to the approval of the Committee, the Participant will be entitled to elect to have PaineWebber withhold from the Stock to be delivered upon the exercise of the Option, or to elect to deliver to PaineWebber from shares of Stock owned separately by the Participant, a sufficient number of such shares of Stock to satisfy the federal, state and local withholding and employment tax obligations relating to the Participant's exercise of the Option (and the Company's withholding obligations) to the extent, if any, permitted under rules and regulations adopted by the Committee and in effect at the time of such exercise. In such case, the Shares withheld or the shares surrendered will be valued at the Fair Market Value determined in accordance with the Plan.

         7. Adjustments. The number of shares purchasable upon exercise of the Option, and other terms hereof, shall be appropriately adjusted, in the discretion of the Committee, in accordance with Section 8(c) of the Plan.

         8. Limitation of Rights Conferred under the Plan. Neither the grant of the Option nor anything in this Agreement or the Plan shall be construed as (i) giving the Participant or employee the right to continue as a Participant or employee of PaineWebber or a subsidiary, (ii) interfering in any way with the right of PaineWebber or a subsidiary to terminate the Participant's or employee's employment at any time, (iii) giving the Participant or employee any claim to be granted any Option or other Award under the Plan or to be treated uniformly with other Participants and employees, or
(iv) conferring on the Participant any of the rights of a stockholder of PaineWebber unless and until the Participant has validly exercised an Option.

         9.      Miscellaneous.

         (a) This Agreement shall bind and inure to the benefit of the Participant and his or her executors or administrators, heirs and personal and legal representatives, and to PaineWebber and its successors and assigns.

         (b) This Agreement shall be construed and enforced in accordance with Section 8(j) of the Plan.

         (c) This Agreement, together with the Plan, sets forth the entire agreement between the parties with respect to the subject matter hereof, and there are no agreements,





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understandings, warranties or representations, written, express or implied, between them with respect to the Option other than as set forth herein or therein.

         (d) When used herein, "PaineWebber" shall mean Paine Webber Group Inc. and shall include any corporation which, at the time of reference, is a subsidiary of Paine Webber Group Inc. within the meaning of Section 424(f) of the Code.

         (e) Except as otherwise expressly provided in this Agreement, this Agreement may not be modified, amended or terminated except by a writing signed by both parties hereto. No waiver of any provision hereof shall be effective unless evidenced by a writing signed by the party against whom it is sought to be enforced. No waiver of any breach of any term hereof shall be construed as a waiver of any subsequent breach of such term or as a waiver of any other term hereof.





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